Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan, 2017 Stock Incentive Plan, and 2017 Employee Stock Purchase Plan of our report dated October 4, 2017 (except for the effects of the reverse split of the Company’s common stock discussed in Note 2 to the consolidated financial statements, as to which the date is October 30, 2017), with respect to the consolidated financial statements of Apellis Pharmaceuticals, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-220941) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, KY

November 13, 2017